EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, entered into and effective January 01, 2008, by and between DRI CORPORATION, a North Carolina corporation (the “Company”) and DAVID L. TURNEY (the “Executive”).
     WHEREAS, the Company employed the Executive on a full-time basis as the Company’s Chief Executive Officer effective January 1, 1998;
     WHEREAS, the Company because of exemplary service desires to renew and offer an Employment Agreement as set forth herein;
     WHEREAS, Executive desires to continue to be employed by the Company, from and after the date of this Agreement;
     WHEREAS, this Executive Employment Agreement continues the nondisclosure, noncompetition and other significant secrecy agreements; and
     WHEREAS, Executive agrees that the new three (3) year term of employment and increased compensation and other modifications given herein are significant considerations for the provisions of this Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
ARTICLE I
EMPLOYMENT DUTIES AND BENEFITS
     Section 1.1 Employment. The Company hereby continues to employ the Executive in the position described on Schedule 1 hereto as an executive officer of the Company. The Executive accepts such continued employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement upon the terms and conditions set forth in this Agreement.
     Section 1.2 Duties and Responsibilities. The Executive shall hold the position with the Company which is specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of the Company. The Executive shall perform the duties set forth on Schedule 1, and such further duties consistent with

Executive’s position as defined herein as may be determined and assigned to him from time-to-time by the Board of Directors of the Company. Further, Executive shall be nominated during the term hereunder for a seat on the Board of Directors and his annual re-election shall be recommended to the shareholders for their approval so long as this Agreement is in effect.
     Section 1.3 Working Facilities. The Executive shall be furnished with facilities in Dallas, Texas and collateral services suitable to the position and adequate for the performance of Executive’s duties under this Agreement.
     Section 1.4 Paid Time Off. The Executive shall be entitled each year to reasonable paid time off (“PTO”) of not less than twenty-five (25) days in accordance with the established practices of the Company now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Executive shall be permitted to carryover up to twelve (12) weeks of accrued but unused PTO.
     Section 1.5 Term. The term of this Extended Employment Agreement is for a period of three (3) years commencing on the effective date specified above, unless otherwise terminated as provided in this Agreement.
     Section 1.6 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of the Company in all respects, including expenses for entertainment, travel and similar items. The Company will pay, within the policies and guidelines established by the Board of Directors, all reasonable expenses incurred by Executive in the conduct of Company business and discharge of duties hereunder, including but not limited to, dues and fees of business, civic, social, and professional societies and organizations, the expense of attending business and professional meetings, conventions, and institutions, and the cost of all business and professional books and periodicals. The Company will reimburse the Executive for all such expenses upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures.
     Section 1.7 Automobile. The Company will purchase or lease in its own name every three (3) years, or more frequently at Employer’s option, a new “full size” premium automobile of Executive’s choice for both business and personal use. The income tax liability related to personal use will be paid by Executive.

     Section 1.8 Executive’s Other Business. Executive shall be allowed to participate in outside business activities provided (i) such activities do not interfere with Executive’s performance of his duties as a full-time employee of the Company; and (ii) the outside business is not a “Business Opportunity” of the Company, as defined herein. A Business Opportunity of the Company shall be a product, service, investment, venture or other opportunity which is either:
     (a) Directly related to or within the scope of the existing business of the Company; or
     (b) Within the logical scope of the business of the Company, as such scope may be expanded or altered from time-to-time by the Board of Directors or be present in the most recent Strategic Business Plan of the Company.
     Executive shall fully disclose in writing any potential outside business commitment to the chairperson of the Human Resources and Compensation Committee for approval of said Committee and Executive agrees to be bound by the written resolution of the chairperson of such Committee made after consultation with the Committee.
ARTICLE II
COMPENSATION
     Section 2.1 Base Salary. The Company shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, such salary to be paid in accordance with Company’s payroll policy then in effect. This amount will be reviewed annually for consideration of increase in the discretion of the Human Resources and Compensation Committee for approval by the Board of Directors on the basis of the value of such Executive’s services to the Company and market competitive considerations.
     Section 2.2 Executive Incentive Compensation (“EIC”). In addition to the basic compensation described in Section 2.1 above, the Company may pay to the Executive an additional sum during each year of employment as EIC as proposed in the discretion of the Human Resources and Compensation Committee and approved by the Board of Directors and may discretionarily grant additional stock options. Moreover, Company agrees to work in good faith and make best efforts to determine if a reasonable possibility exists to amend or extend Executive’s current options which are set to expire at various dates in 2008 and if such is not reasonably possible, then to replace same in a form and fashion, if possible, deemed reasonably likely to embody similar value to the Executive.
     Section 2.3 Option Grants. Company and Executive shall reaffirm the vested Option Grants set forth on Schedule 1 and shall also be eligible for future grants as provided by the Human Resources and Compensation Committee subject to approval by the Board of Directors.
ARTICLE III
TERM OF EMPLOYMENT AND TERMINATION
     Section 3.1 Term. This Agreement shall be for a term which is specified on Schedule 1, commencing on its effective date, subject, however, to termination during such period as provided in this Article. After the term, this Agreement shall be renewed automatically for succeeding periods of two (2) years each on the same terms and conditions as contained in this Agreement unless either the Company or the Executive shall, at least 180 days prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement. Such renewals shall be effective in subsequent years on the same day of the same month as the original effective date of this Agreement.
     Section 3.2 Termination by Either Company or Executive Without Cause. Subject to other clauses in this Section 3, the Company or Executive, without cause, may terminate this Agreement upon ninety (90) days’ written notice to the other. In either event, the Executive shall not be required to render the services required under this Agreement during the ninety (90) day period; however, normal salary and benefits shall continue. Compensation for PTO not taken by Executive, and any reimbursements or payments pursuant to Section 1.6 supra, shall be paid to the Executive at the date of termination. With regard to all options vested or unvested, under any Stock Option Plan or agreement in effect, all outstanding options shall vest immediately if the Company terminates Executive’s employment without cause. If Executive terminates without cause, all unvested options shall be forfeited; but Executive shall retain any vested options. If applicable, Executive shall resign as a director and an officer of the Company if terminated by the Executive or the Company without cause.
     Section 3.3 Termination by the Company for Cause. The Company may terminate the Executive for cause as expressed in the written opinion of the Board of Directors, at any time, upon 30 days’ written notice and following opportunity and subsequent failure of Executive to remedy any non-compliance with the terms of this Agreement.
     Grounds for termination “for cause” are one or more of the following:
     (a) A willful breach of a material duty by the Executive during the course of his employment;
     (b) Habitual neglect of a material duty by the Executive;
     (c) Fraud on the Company, conviction of a felony involving or against the Company, or conviction of a crime of moral turpitude that affects the integrity and name of the Company.
Termination “for cause” shall result in immediate forfeiture of Executive’s right to receive future salary, accrued EIC and other future benefits as may be granted herein. Executive shall receive any accrued PTO, earned salary, and any reimbursements or payments pursuant to Section 1.6 supra. Executive shall only be allowed to retain any vested options; all others shall be forfeited. Executive shall resign as a director and an officer of the Company if terminated by the Company with cause.
     Section 3.4 Termination by the Executive with Cause. The Executive may terminate his employment with the Company at any time, upon 90 day’s written notice and following opportunity and subsequent failure of Company to remedy any non-compliance, by reason of (i) the Company’s material failure to perform its duties pursuant to this Agreement, or (ii) any material change in the duties and responsibilities, working facilities, or benefits as described in Article I of this Agreement. With regard to all options, vested or unvested, under any Stock Option Plan or agreement in effect, all outstanding options shall vest immediately if Executive terminates his employment with cause. If applicable, Executive shall resign as a director and an officer of the Company if terminated by the Executive with cause.
     Section 3.5 Termination upon Death of Executive. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive’s death. A severance allowance equal to 180 days of salary continuation shall be paid to the Executive’s estate pursuant to regularly scheduled salary payments, all benefits shall be continued to the surviving spouse for the same period, and all options held by Executive shall vest and be exercisable pursuant to any outstanding Executive Stock Option Plan.
     Section 3.6 Severance Compensation and Continuation of Benefits. In the event the Executive shall terminate this Agreement pursuant to Section 3.4 of this Agreement, or in the event the Company or Executive shall terminate this Agreement under Section 3.2 hereof then, in such event, the Executive shall be entitled to receive the following on the date of such termination or, as the case may be, as specified below:
     (i) The Executive shall receive a severance allowance equal to the greater of twelve (12) months of the base salary or the remainder of the initial term or extension thereof, payable at regularly scheduled pay periods over the period. Said severance allowance shall be subject to mitigation should Executive obtain other employment during the severance period regardless of when paid or to be paid. If Executive terminates voluntarily without cause pursuant to Section 3.2, severance compensation shall not be paid.
     (ii) For a period of twelve (12) months from the date of the Executive’s termination or resignation, the Executive shall be entitled to continue to participate, at the Company’s cost, in all existing benefit plans provided to the Company’s executive employees at the time of the Executive’s termination or resignation, unless specifically prohibited by said plan. Such plans shall include, but are not limited to, then-existing medical, health, disability, life insurance and death benefit plans.
     (iii) Within 90 days of the Executive’s termination or resignation, the Executive shall have the right, but not the obligation, to purchase any life insurance policy now maintained by the Company on the life of the Executive. The purchase price of such life insurance policy shall be equivalent to 105% of the cash surrender value of such life insurance policy. The Executive, at his option, shall have the right to pay such purchase price in the form of common shares of the Company which shall be valued at the market close price of such common shares on the date of purchase of such life insurance policy.
     (iv) All outstanding options under any Employee Stock Option Plan shall vest or be forfeited pursuant to the specific provisions of Sections 3.2, 3.3 and 3.4.
     (v) Notwithstanding any language to the contrary above, the Company shall not be obligated to pay Executive any compensation specified in this Section 3.6 in the event termination is a direct result of liquidation of the Company by action of the Board of Directors or shareholders of the Company pursuant to a bankruptcy (voluntary or involuntary), receivership or any credit-enforced action.
     (vi) In the event of the occurrence of a “Triggering Event” which shall be defined to include a (i) change in ownership in one or a series of transactions of 50% or more of the outstanding shares of the Company, or (ii) merger, sale, consolidation, re-organization or liquidation of the Company pursuant to a merger, sale or consolidation, and following such Triggering Event the Executive’s services are terminated by the Company or the Executive or the Executive’s duties, authority or responsibilities are substantially changed, or the Executive is unable to negotiate a satisfactory new employment agreement, the Executive shall receive lump sum compensation equal to 2.9 times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Executive during the Company’s most recent 12-month period ending within 30 days of the Triggering Event. If the total amount of the change of control compensation were to exceed three (3) times the Executive’s base amount (the average annual taxable compensation of the Executive for the five (5) years preceding the year in which the change of control occurs), the Company and the Executive may agree to reduce the lump sum compensation to be received by Executive in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Reform Act of 1986.
     In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Triggering Event, or in order to enforce the rights and obligations of the Company as provided in this Paragraph, the Company shall reimburse to the Executive all reasonable attorneys’ fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive’s counsel to the Company. However, such invoices may be redacted to preserve the attorney-client privilege, client confidentiality or work product.
ARTICLE IV
DISABILITY INSURANCE & DISABILITY
     Section 4.1 Disability Insurance. During the term of this Agreement, the Company agrees that it shall provide disability coverage consistent with that offered to the other executive employees. In any event, if the Executive becomes disabled from properly performing services hereunder by reason of illness or other physical or mental incapacity, the Company shall continue to pay the Executive his then current salary hereunder for the first six (6) months of such continuous disability commencing with the first date of such disability.
ARTICLE V
CONFIDENTIALITY
     Section 5.1 Confidentiality. Executive acknowledges that (i) the Company is in the business of selling and distributing highly technical and proprietary work products, information and technology developed or acquired by the Company (hereinafter collectively referred to as “Technology”), (ii) certain of the Technology is a trade secret, is confidential and proprietary, and (iii) the secret, confidential and proprietary nature of the Technology is essential to the existence of the Company. The Technology which constitutes trade secrets shall be kept confidential by the Executive and shall not be used or disclosed by the Executive to any third party unless written permission to disclose such information is provided by the Company to the Executive. Executive agrees to secure and protect the Technology in a manner consistent with the Company’s rights in the Technology. Executive shall not use the Technology to develop or to aid in the development by any third party of competing Technology. Upon termination of Executive, the Company shall provide Executive a detailed listing stating the scope of any Technology, which may not include items in the public domain or known to third parties having no obligation with confidentiality. Provided, however, this Section 5.1 shall not apply if a “triggering event” occurs pursuant to Section 3.6(vi) supra and Executive is not paid pursuant to the terms hereunder.
     Section 5.2 Covenant of Non-Disclosure. Executive agrees that during the term of this Agreement or thereafter, Executive will neither disclose any confidential information as to the Company nor at any time remove for purposes other than the conduct of Company business or retain without the Company’s express consent any figures, calculations, letters, papers or other confidential information of any type or description. Executive also warrants and covenants not to disclose, to reveal, to divulge or to make known to any person, firm, corporation or entity or use for any purpose outside Company’s business, Company’s clientele lists, contents of any process, data, consulting information, methods, office procedures, filing systems, computer software systems, subsystems, routines and subroutines, proprietary rights, work product developed for or on behalf of the Company (except information within the public domain) or any information regarding any trade secrets or confidential information reposed in him by the Company or any information regarding the transactions of the Company with its clients or the state of the accounts of the individuals, firms, corporation, or others with whom the Company does business, without the prior written permission of the Company. Anything in this Section to the contrary notwithstanding, Executive may use or disclose those portions of the confidential information which: (1) are or become part of the public domain (other than as a result of a breach by Executive); (2) were known to Executive or obtained by Executive from a third party; or (3) Executive is ordered by a court to produce; provided Executive promptly notifies the Company of receipt of any order or motion to require the production of any portion of the confidential information.
     Section 5.3 Shop Right. With respect to Inventions made or conceived by the Executive, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company or within one year after termination of such employment if based on or related to Confidential Information, and without royalty or any other consideration, the following shall apply:
     (i) Inventions. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, programs, and techniques, as well as improvements or know-how, concerning any present or prospective activities of the Company with which the Executive becomes acquainted as a result of his employment by the Company.
     (ii) Reports. The Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved. A report will be submitted by the Executive upon completion of any studies or research projects undertaken on the Company’s behalf, whether or not in the Executive’s opinion a given project has resulted in an Invention.
     (iii) Patents. The Executive shall apply, at the Company’s request and expense, for United States and foreign letter patent either in the Executive’s name or otherwise as the Company shall desire.

     (iv) Assignment. The Executive hereby assigns and agrees to assign to the Company all of this rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions.
     (v) Cooperation. The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other reasonable acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.
     (vi) Use. The Company shall also have the royalty-free right to the business, and to make, use, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements or know-how, whether or not within the scope of inventions, but which are conceived or made by the Executive during the hours which he is employed by the Company or with the use or assistance of the Company’s facilities, materials, or personnel, or within the period set forth in this Section 5.3.
     Section 5.4 Enforcement by Injunctive Relief. The Executive acknowledges and agrees that any breach of this Article V by Executive would cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Executive agrees that should he violate any of the terms and conditions of this Article V, the Company shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement. Nothing contained herein shall affect the right of the Company to seek and obtain monetary damages in addition to or in substitution for such equitable relief.
     Section 5.5 Scope of Covenant. In the event a court of competent jurisdiction finds any provision of this Article V to be so overboard as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive’s intention to provide the Company with protection to the extent provided herein.

     Section 5.6 Non-Compete Covenant. Because of employment by Company, Executive shall have access to trade secrets and confidential information about Company, its business plans, its business accounts, its business opportunities, its expansion plans and its methods of doing business. Provided Executive is paid the entire severance package as applicable to the circumstances, Executive agrees that for a period of one (1) year of termination (or if applicable, such other longer period of payment of severance allowance, if paid), Executive will not, directly or indirectly, in a same or similar scope of employment (including sales) compete with Company in its then present business or anticipated lines of business in any geographic area in which Company competes or has planned to do business on the effective date of termination as set forth in its most recent Strategic Business Plan. However, this provision shall not apply if a “triggering event” occurs pursuant to Section 3.6(vi) supra and Executive is not paid pursuant to the terms thereunder.
ARTICLE VI
GENERAL MATTERS
     Section 6.1 North Carolina Law. This Agreement shall be governed by the laws of the State of North Carolina and shall be construed in accordance therewith.
     Section 6.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.
     Section 6.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by execution of a written instrument setting forth such changes, signed by each of the parties.
     Section 6.4 Entire Agreement. This Agreement contains the entire agreement of the parties and it may not be changed orally, but only by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     Section 6.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall income the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

     Section 6.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.
     Section 6.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.
     Section 6.8 Authority. The officer executing this Agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.
     Section 6.9 Insurance. The Executive agrees that the Company, in its discretion, may apply for and procure in its own name and for its own benefit insurance of any kind and in any amount or amounts considered advisable and that the Executive may have no right, title, or interest therein, excepting group term life insurance.
     Section 6.10 Executory Rights. The Company agrees that with the exception of Section 3.6(iii), nothing contained herein is intended, or will be deemed to be granted to Executive in lieu of any rights or privileges to which the Executive may be entitled as an employee of the Company under any retirement, pension, profit sharing, insurance, hospitalization, health, or other plan or plans which may now be in effect or which may be adopted hereafter.
     Section 6.11 Assignment. In the event of sale, assignment, or other transfer of the Company’s business or a substantial part of its assets or of the Company’s merger into or consolidation with another corporation, the rights and benefits of the Company under this Agreement may be transferred and assigned, with the written consent of the Executive which shall not unreasonably be withheld, and all obligation and liability of the Company will thereafter continue; provided that the transferee, in writing, assumes the full performance on the Company’s behalf of all the terms and provisions hereof to be performed following the date of such assignment, with the same force and effect as if such transferee originally had been a party to this Agreement.

     Section 6.12. Arbitration. Any controversy, dispute or claim arising out of, or relating to, this Agreement and/or its interpretation, except any controversy, dispute or interpretation arising out of  Article V, shall, unless resolved by agreement of the parties, be settled by binding arbitration in Charlotte, North Carolina in accordance with the Rules of the American Arbitration Association then existing.  This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of North Carolina.  The award rendered by the arbitrator(s) shall be final and judgment may be entered upon the award in any court of the State of North Carolina having jurisdiction of the matter.  Any controversy or dispute involving Article V of this Agreement shall be submitted to litigation in the Superior Court of Gaston County, North Carolina, or to the Federal Court for the Western District of North Carolina, at the discretion of the Plaintiff, and the employee and Company agree that venue and jurisdiction shall so lie and that North Carolina law shall control such proceeding.

EXECUTIVE:

/s/ David L. Turney DAVID L. TURNEY	(SEAL)
Reviewed and approved by the Compensation Committee of DRI Corporation this 14th day of January, 2008.

/s/ Stephen P. Slay Stephen P Slay	/s/ Juliann Tenney Juliann Tenney; Chairperson
Vice President and Chief Financial Officer DRI Corporation	Human Resources and Compensation Committee of the DRI Corporation Board of Directors

EMPLOYMENT AGREEMENT
Schedule 1
Duties and Compensation

Executive:	David L. Turney

Position:	President and Chief Executive Officer

Base Salary:	$350,000 per year, payable pursuant to regular Company payroll policy beginning 01 January 2008 made retroactive to extent of incremental $30,000 on prevailing 2007 compensation.

EIC:	Discretion per Human Resources and Compensation Committee as approved by the Company’s Board of Directors or as set forth and agreed pursuant to written and Board-adopted Executive Incentive Compensation Plan (“EICP”).

Term:	Three (3) years

Duties and Responsibilities:

Supervision and coordination of all activities, business, and operations of the Company; supervision of management and either directly or through others coordination of all officers, managers and key persons within the Company.

Special Provisions – Organization:

Executive and Company agree that a succession planning is important to the best interests of the Company, its shareholders, and Executive. Accordingly, in addition to whatever succession plan may be in effect from time to time, Executive agrees to develop (and recruit if necessary) one high level person to become Chief Operating Officer of Company, or alternative actions suitable to the Company’s Board of Directors in that regard, wherein the result is with the objective in mind to achieve suitable succession for the CEO if and when deemed necessary by the Company’s Board of Directors. This clause will be activated upon approval by the Company’s Board of Directors of an Operating Plan appropriately funding such position in the Company and shall be accomplished within eighteen (18) months of the effective date of such Operating Plan, or on such other schedule of greater duration as may be agreed between the Company’s Board of Directors and Executive.
Options:

Grant	Expiration		Grant	Options	Option
Date	Date	Plan ID	Type	Granted	Price

04/20/1998	04/20/2008	1993 SOP	Non-Qualified	36,000	$2.00
04/20/1998	04/20/2008	1993 SOP	Incentive	50,000	$2.00
06/01/1998	06/01/2008	1993 SOP	Non-Qualified	14,000	$3.00
07/02/1998	07/02/2008	1993 SOP	Non-Qualified	41,667	$3.00
07/02/1998	07/02/2008	1993 SOP	Incentive	33,333	$3.00
07/02/1998	07/02/2008	1993 SOP	Non-Qualified	75,000	$3.00
08/13/2004	08/13/2014	2003 SOP	Incentive	20,000	$2.90
08/23/2005	08/23/2015	2003 SOP	Incentive	9,000	$2.80
Other future grants in the discretion of the Compensation Committee.

APPROVED:

DRI CORPORATION:		EXECUTIVE:

By	/s/ Stephen P. Slay	/s/ David L. Turney

DAVID L. TURNEY
Date:	January 8, 2008	Date:	January 8, 2008